EXHIBIT 99.2

3Com and Huawei Form Joint Venture in China for Enterprise Networking Solutions

JV Enables 3Com to Broaden Product Portfolio Globally and Offer Superior Price-Performance Proposition

SANTA CLARA, Calif./Hong Kong, March 19, 2003 — 3Com Corporation and Huawei Technologies Limited today announced an agreement to form a joint venture (JV) domiciled in Hong Kong with principal operations in Hangzhou, China. Huawei’s contribution to the JV will include enterprise networking business assets, including LAN switches, routers, engineering, sales/marketing resources and personnel, and licenses to its related IP. 3Com’s contribution to the JV will include $160 million in cash, assets related to its operations in China and Japan, and licenses to its related IP. The name of the joint venture will be 3Com-Huawei in English and Huawei-3Com in Chinese.

“The JV’s products will neatly complement 3Com’s existing portfolio,” said Bruce Claflin, 3Com president and chief executive officer. “3Com-Huawei delivers a high-end extension to our existing products, allowing us to offer complete solutions to our customers.”

3Com will have the right to sell the JV’s products under the 3Com brand everywhere in the world except China and Japan where the products will be sold under the JV’s brand. In the markets of China and Japan, the JV will sell both the former Huawei networking product line, which has been transferred into the JV, as well as the existing 3Com product line based on an OEM agreement between the JV and 3Com.

Mr. Claflin has been named chairman of the JV’s board of directors and Mr. Ren Zhengfei, president and chief executive officer of Huawei, has been appointed chief executive officer. Huawei will own 51 percent and 3Com will hold a 49 percent ownership in the JV. In two years 3Com has the option to own 51 percent in which case Huawei will own 49 percent.

“The renowned 3Com brand and global distribution channels offer the JV immediate and long-term opportunities,” said Mr. Ren. “The JV globalizes Huawei’s emerging enterprise networking business much more rapidly, enabling the products we have developed to be sold in nearly every major country in the world. 3Com and Huawei are contributing complementary businesses with very little redundancies or overlaps in product line and regional sales/distribution channels.”

The JV’s product line will complement and enhance 3Com’s leadership position in stackable products by providing 3Com with modular layer 2 and 3, 10/100/1000 MB switches. The JV and Huawei will also provide 3Com a full line of enterprise routers. These products will offer a rich feature set meeting a wide variety of wiring closet, core networking and wide-area networking needs.

The two companies’ geographical footprints are highly complementary for the JV, which will reduce Huawei’s and 3Com’s costs of expansion into new markets. 3Com has a strong presence in Europe and the Americas while Huawei has an established sales and distribution network, strong brand name and highly regarded reputation in China and Japan.

The creation of the JV will enable 3Com to deliver a broad line of innovative, feature-rich products and solutions. In addition, the highly skilled and low-cost engineering team in China will support a lower total cost of ownership.

Outside China and Japan, 3Com will leverage its world-class distribution channel of more than 41,000 partners dramatically extending the reach of the JV developed products. 3Com will provide resellers access to the full line of JV networking products, ranging from entry-level switches to high-end routers, with attractive margins.

3Com and Huawei have a combined intellectual property portfolio of more than 4,000 patents and applications, over 1,000 registered trademarks and many important product and component designs. Over 1,000 Huawei employees are expected to join the JV, and more than half will have technical expertise. 3Com will contribute approximately 50 employees.

In the carrier sector of the global data networking market, Huawei will continue to further enhance its investments, and will continue to provide support for its current distributors and customers.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value networking products for enterprises of all sizes and public sector organizations. 3Com is also a leader in providing Internet protocol (IP) service platforms and access infrastructure for network service providers. For further information, please visit www.3Com.com, or the press site at www.3Com.com/pressbox.

About Huawei Technologies

Huawei Technologies is one of the major communications equipment providers in China. The Company is involved in the research, development, production, sales and services of such products. Huawei currently has around 22,000 employees, of which 46 percent are involved in product development. Over 10 percent of annual sales are devoted to research and development budgets. Huawei has independently developed products for the fixed-line networks, mobile networks, optical networks and data communications networks. Huawei’s products are highly regarded by Chinese customers due to their low-cost, high-quality advantages, and are currently sold in more than 40 countries including Brazil, Russia, Germany, France, Thailand, Singapore,

Kenya, etc. Sales in 2002 were over US$2billion (of which approximately 20 percent were international sales).

In the data networking area, after 8 years of continued investment, Huawei has developed a full range of low-to-high-end router and LAN switch products with attractive price-performance features. These products have been widely deployed in the telecommunications, government, financial, security and education sectors. Huawei is also selling its data networking products in more than 30 countries and regions including United Kingdom, Brazil, Egypt, Singapore, Mexico, Hong Kong, etc.